                                                                      Exhibit 99



                                                           For Immediate Release
                                                           ---------------------

 . LOCKHEED MARTIN REPORTS FIRST QUARTER 2000 EPS OF $0.14; $0.12 EXCLUDING
   NONRECURRING AND UNUSUAL ITEMS
 . GENERATES $404 MILLION OF FREE CASH FLOW; REAFFIRMS FREE CASH FLOW GUIDANCE . RAISES 2000 EARNINGS OUTLOOK TO $1.05
 . REAFFIRMS 15 - 25 PERCENT PROJECTED EARNINGS GROWTH FROM 2000 BASE


BETHESDA, Maryland, April 25, 2000 - Lockheed Martin Corporation (NYSE: LMT) today reported first quarter 2000 net earnings per share of $0.14 on a diluted basis, compared to last year's first quarter net loss per share of $0.23 on a diluted basis. Nonrecurring and unusual items from portfolio shaping and other activities contributed $0.02 per share to 2000's quarterly results while such
items increased per share 1999 results by $0.19.   In the first quarter of 1999,
nonrecurring and unusual items also included an adjustment which reduced earnings by $0.93 per diluted share relating to the cumulative effect of the adoption of a new accounting standard. Excluding the aforementioned nonrecurring and unusual items, diluted earnings per share would have been $0.12 for the first quarter of 2000 compared to $0.51 in 1999.

The company reported it generated $404 million of positive free cash flow in the first quarter of 2000. First quarter 2000 cash flow included a payment by the U.S. government regarding a settlement to reimburse the Corporation for certain past remediation costs related to the environmental cleanup of the Burbank, Calif. location. Total debt, net of invested cash, improved by $328 million during the quarter, bringing the net debt to capitalization ratio to 63.3% at the end of March 2000.

"The quarter's results reflect a corporate-wide effort to improve cash management and working capital levels," said Lockheed Martin Chairman and Chief Executive Officer Vance Coffman. "Our executive team is driving a culture of managing for cash, investment discipline, and reducing debt; I am confident we will achieve our objective of generating at least $1.3 billion in free cash over the two-year period 2000-2001. However, since first quarter 2000 cash flow benefited from timing of receivables, payables and inventory balances, plus the fact that our plan includes a certain level of new orders for both commercial launch vehicles and military aircraft, we are holding to our earlier free cash flow estimates for the year 2000 of $500 million or better."

The Corporation increased its 2000 earnings outlook from about $1.00 per diluted share, excluding the effects of any nonrecurring and unusual items, to about $1.05 per diluted share to reflect an increase of approximately $50 million in estimated pension income compared to 1999 levels. Due to the timing of space launches, aircraft deliveries, investments in new products such as the Evolved Expendable Launch Vehicle (EELV), and the realization of sales and profits from recent new contract orders, the company estimates the quarterly distribution of diluted EPS for the remaining quarters of 2000 to be between 15-25 percent, 25-35 percent and 35-45 percent, respectively.

Lockheed Martin reaffirmed that it expects earnings per diluted share to increase in the near term by 15-25 percent annually from the 2000 base with expected results for 2001 closer to the lower end of the range. It should be noted that the Corporation's current estimates include a reduction of pension income in 2001 of approximately $50 million compared to 2000 levels.

Sales for the first quarter of 2000 were $5.6 billion, compared with first quarter 1999 sales of $6.2 billion. The Corporation's backlog increased to $46.6 billion compared to $45.9 billion at year-end 1999. The backlog increase includes a $1.3 billion addition for an Israeli F-16 fighter aircraft order plus orders for two Italian C-130J airlift aircraft. However, the increase does not include F-16 orders for the UAE and Greece, worth approximately $6.4 billion and $1.6 billion, respectively, or the two recently announced U.S. C-130J orders. The aforementioned pending orders are expected to be booked in the second quarter of 2000.

Citing accomplishments in program performance, new business wins, divestitures, and the passage of legislation to enable the acquisition of Comsat, Coffman added, "We are pleased with the progress achieved in the first quarter and believe we have made meaningful strides towards improving value for our customers and shareholders. However, we must remain dedicated, vigilant and committed to managing for cash and creating value to continue our positive momentum."

FIRST QUARTER DETAILED REVIEW

Net earnings for the first quarter 2000 totaled $54 million, or $0.14 per diluted share. In the comparable period of 1999, the net loss was $87 million, or $0.23 per diluted share. Reported 1999 net earnings were reduced by a cumulative effect adjustment of $355 million, or $0.93 per diluted share, related to adopting the new accounting standard for start-up costs.

First quarter pretax earnings for 2000 included a gain of $10 million, or $0.02 per diluted share, associated primarily with the sale of surplus real estate. In the comparable 1999 period, pretax earnings included a $114 million gain, or $0.19 per diluted share, associated with the disposition of a portion of the Corporation's interest in L3 Communications Holdings, Inc. stock.

The following segment results reflect the realignment of Management and Data Systems (M&DS) from the Systems Integration Business Area to the Space Systems Business Area to take advantage of synergies within the Space Systems Business Area to meet the needs of our Department of Defense and intelligence community customers, recognizing the increasing importance of information technology related to space-based systems.

Segment Results:
----------------
Systems Integration
--------------------

$Millions
---------

                            1st Quarter
                            -----------
                        2000           1999
                        ----           ----
Net sales              $2,099          $2,264
EBIT                     $171            $170
Margin                    8.1%            7.5%

Systems Integration sales declined 7 percent from the comparable 1999 period due to volume declines in several areas including postal systems and aerospace electronics program activities. Earnings before interest and taxes (EBIT) were slightly higher in the first quarter 2000. The increase was mainly attributable to the absence of $35 million in charges related to the Theater High Altitude Area Defense (THAAD) Missile program incurred in the first quarter 1999. As a result of a second consecutive intercept and the government's subsequent decision to move the program into the engineering, manufacturing and development phase, $20 million of the charge was reversed in a subsequent quarter in 1999. This increase in earnings was partially offset by the aforementioned declines in sales. Systems Integration sales are expected to grow modestly in 2000 compared to 1999 due to timing in the second half of the year for postal systems and missile and fire control activities.

Space Systems
-------------
$Millions
---------

                            1st Quarter
                            -----------
                        2000           1999
                        ----           ----
Net sales              $1,644          $1,858
EBIT as reported          $82            $162
Nonrecurring and
 unusual items           ($17)             $0
                        -----           -----
Recurring EBIT            $65            $162
Recurring margin          4.0%            8.7%



Space Systems EBIT excluding nonrecurring and unusual items in the first quarter of 2000 was lower than the same period in 1999 mainly due to a more conservative assessment of the future outlook of the Atlas program. The remainder of the decline can be attributed to adjustments related to award and incentive fees as well as a more conservative assessment of future program performance on the Titan IV program, the expensing of start-up costs associated with the EELV program, commercial satellite performance, and lower volume in military satellites and classified activities. Additionally, there was one launch of a Proton vehicle during the first quarter of 2000 as compared to two in the year-ago period. Conversely, there were two Atlas launches during the first quarter of 2000 as compared to one launch in the first quarter of 1999. During the first quarter of 2000, sales decreased 12 percent due to a lower level of launch vehicle activities and a decline in volume related to military satellites, classified programs and reconnaissance system activities which were partially offset by increased activities in commercial satellites. In 2000, the nonrecurring and unusual items included gains associated with the sales of surplus real estate.

Aeronautical Systems
--------------------
$Millions
---------

                            1st Quarter
                            -----------
                        2000           1999
                        ----           ----
Net sales              $1,036          $1,420
EBIT                      $79            $164
Margin                    7.6%           11.5%


Aeronautical Systems EBIT for the first quarter of 2000 was lower than 1999 due to fewer aircraft deliveries as well as the Corporation's fourth quarter 1999 decision not to record profit on C-130J deliveries, as a result of anticipated higher costs and expected lower production levels, until further favorable progress occurs in terms of orders and cost. In 2000, there were 14 F-16 deliveries compared to 28 in the year-ago period and three C-130J deliveries compared to seven in the first quarter of 1999. Sales declined 27 percent in the 2000 period as a result of the reduced aircraft deliveries.

Technology Services
-------------------
$Millions
---------

                            1st Quarter
                            -----------
                        2000           1999
                        ----           ----
Net sales                $464            $448
EBIT as reported          $26             $32
Nonrecurring and
 unusual items             $6              $0
                        -----           -----
Recurring EBIT            $32             $32
Recurring margin          6.9%            7.1%


Technology Services recurring EBIT was flat versus the year-ago period. Increased profits in aircraft maintenance and logistics lines of business were offset by lower profit on certain energy-related contracts. Sales for the quarter were higher due to volume on the Consolidated Space Operations Contract as well as the aforementioned aircraft maintenance and logistics activities
offset by the decline in energy programs.   In 2000, the nonrecurring and
unusual item was related to portfolio shaping activities.


Corporate and Other
-------------------
$Millions
---------

                            1st Quarter
                            -----------
                        2000           1999
                        ----           ----
Net sales                $319            $198
EBIT as reported         ($32)            $88
Nonrecurring and
 unusual items             $1           ($114)
                        -----           -----
Recurring EBIT           ($31)           ($26)



Corporate and Other sales for the first quarter 2000 were higher by 61 percent due to the operations of Lockheed Martin Global Telecommunications (LMGT) as well as growth in state and municipal services and information technology outsourcing programs. The growth in LMGT was primarily associated with the recognition of revenue on the Proton launch vehicle, which successfully launched the ACeS 1 satellite in the first quarter of 2000. Recurring EBIT for the first quarter of 2000 reflected a negative adjustment related to performance on an information technology outsourcing contract while 1999 recurring EBIT was positively impacted by profits from the Communications Industry Services business which was subsequently divested in November 1999. Operating losses were $22 million in the current quarter for LMGT compared to losses of $24 million in the year-ago period. In 2000, the nonrecurring and unusual item was related to the sale of surplus real estate. In 1999, the nonrecurring and unusual item was associated with the sale of a portion of the Corporation's holdings in L3 stock.

First Quarter 2000 Achievements
-------------------------------

In announcing first quarter 2000 earnings, Vance Coffman cited additional events, program awards and Mission Success achievements during the quarter with positive implications for Lockheed Martin's outlook:

 .  The contract, valued at $6.4 billion, to design and manufacture 80 F-16
   Block 60 fighter aircraft for the UAE was signed during the quarter. It is expected to be booked as a new order and added to backlog in the second quarter.

 . During the quarter President Clinton signed legislation which removed existing restrictions on the ownership of Comsat stock. The Comsat transaction is expected to close during the third quarter, after completion of regulatory review by the Federal Communications Commission. The waiting period for the Hart, Scott, Rodino antitrust clearance of the Corporation's acquisition of COMSAT's holdings in New Skies Satellites N.V. and Inmarsat Holdings Ltd. expired on April 22, 2000.

 . A team led by Lockheed Martin Naval Electronics & Surveillance Systems was selected by Newport News Shipbuilding as warfare systems integrator for the U.S. Navy's new aircraft carrier, CVN-77. Lockheed Martin's portion of the program has an estimated value of approximately $500 million.

 .  The Norwegian Ministry of Defense selected a team led by Empresa Nacional
   Bazan of Spain to build five new frigates for the Royal Norwegian Navy. Lockheed Martin will provide the integrated weapons system for the frigates at a cost of approximately $500 million. Contract signing is expected during the second quarter of 2000.

 . Lockheed Martin is leading one of two teams selected by the U.S. Air Force in February to advance to the competitive phase of the Integrated Space
   Command and Control (ISC2) program; final contractor selection for the estimated $1.5 billion program is expected in September 2000.

 . Under a contract worth up to $300 million, Lockheed Martin will provide aircrew training - including simulator operations and maintenance - for all U.S. Marine Corps fixed- and rotary-wing aircraft.

 . Lockheed Martin was selected by the United Kingdom to develop and install a new air traffic management system at the New Scottish Centre at Prestwick in Ayrshire, Scotland; the two-year initial system development effort is funded at $63 million.

 . The PAC-3 Missile achieved its third consecutive target intercept during a test at the White Sands Missile Range in February; work on the program is continuing under a Low Rate Initial Production contract awarded in December 1999.

 . The Corporation successfully completed 1 Proton and 2 Atlas launches and delivered the 104th Space Shuttle External Tank to NASA.

 .  The Garuda-1 satellite, built by Commercial Space Systems for ASIA Cellular
   Satellite (ACeS) International, was launched successfully.

 .  The U.S. Air Force on Jan. 20 successfully launched the Lockheed Martin-built
   Defense Satellite Communications System's DSCS III spacecraft -- the first of four remaining super high-frequency communications satellites to feature Service Life Enhancement Program (SLEP) upgrades for improved secure, fast military communications.

 . The Lockheed Martin-built IKONOS commercial remote sensing satellite was awarded the Industry Innovation Award in the Technology Category -- from the Society of Space Professionals

 . The Corporation delivered 14 F-16 fighter aircraft and 3 C-130J airlift aircraft during the quarter.

 . The Corporation received task orders valued at approximately $1 billion on 16 technology services contracts. These contracts include: Fielded Training Systems Support for the U.S. Navy, Professional Engineering Services Schedule with the General Services Administration, Navy Array Technical Support Center Maintenance and Support, Information Resource Management for DOE Headquarters Office of Science and Remote Sensing System Operation and Maintenance for Space Imaging's IKONOS satellite.



                                      ###


NEWS MEDIA CONTACT:                     James Fetig, 301/897-6352
INVESTOR RELATIONS CONTACT:             James Ryan, 301/897-6584 or
                                        Randa Middleton, 301/897-6455

Web site: www.lmco.com
          ------------

Conference call: The call will be broadcast live at 2 p.m. April 25, 2000 over the Internet (listen-only mode) at www.streetfusion.com or
                                        --------------------
www.lockheedmartin.com (access the Investor Relations page).
----------------------

NOTE: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," "estimates," "outlook," "forecast," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect events or circumstances or changes in expectations or the occurrence of anticipated events.

In addition to the factors set forth in our filings with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the
                     -----------
forward-looking statements: the ability to achieve or quantify savings for our customers or ourselves as a result of our reorganization efforts, including business area streamlining and staff reductions, or in our global cost-cutting program; difficulties during space launches; the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements; economic conditions, competitive environment, international business and political conditions, timing of awards and contracts; timing and customer acceptance of product delivery and launches; the outcome of contingencies, including completion of any acquisitions and divestitures, litigation and environmental remediation, program performance, and our ability to consummate the Comsat transaction. These are only some of the numerous factors which may affect the forward-looking statements in this press release.

LOCKHEED MARTIN CORPORATION
Consolidated Results
(In millions, except for per share data and percentages)

                                                                  QUARTER ENDED MARCH 31,
                                                          -----------------------------------
                                                            2000          1999      % Change
                                                          --------     ---------   ----------
Net Sales                                                  $5,562        $6,188        (10)%

Earnings before Interest and Taxes                           $326          $616        (47)%

Interest Expense                                             $227          $192         18 %

Pre-tax Earnings                                              $99          $424        (77)%

Income Taxes                                                  $45          $156        (71)%

   Effective Tax Rate                                         45%           37%        N/M

Earnings before Cumulative Effect of
   Change in Accounting                                       $54          $268        (80)%

Cumulative Effect of Change in Accounting*                      -         ($355)       N/M

Net Earnings (Loss)                                           $54          ($87)       162 %

Basic Earnings (Loss) Per Share:
   Earnings before Cumulative Effect of
        Change in Accounting                                $0.14         $0.70        (80)%
   Cumulative Effect of Change in Accounting*                   -        ($0.93)       N/M
                                                          --------     ---------
   Earnings (Loss) Per Share                                $0.14        ($0.23)       161 %

Average Basic Shares Outstanding                            387.1         380.3

Diluted Earnings (Loss) Per Share:
   Earnings before Cumulative Effect of
        Change in Accounting                                $0.14         $0.70        (80)%
   Cumulative Effect of Change in Accounting*                   -        ($0.93)       N/M
                                                          --------     ---------
   Earnings (Loss) Per Share                                $0.14        ($0.23)       161 %

Average Diluted Shares Outstanding                          387.5         382.6


* The Corporation adopted the American Institute of Certified Public Accountants' Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities" effective January 1, 1999.

LOCKHEED MARTIN CORPORATION
Segment Results Including Nonrecurring and Unusual Items
(In millions, except for percentages)

                                                                  QUARTER ENDED MARCH 31,
                                                               -----------------------------
                                                                 2000      1999     % Change
                                                               -------   --------   --------
Systems Integration
-------------------
Net Sales                                                      $2,099     $2,264      (7)%
Segment EBIT                                                     $171       $170       1 %
Margins                                                          8.1%       7.5%
Amortization of Goodwill and Contract Intangibles                 $68        $69

Space Systems
-------------
Net Sales                                                      $1,644     $1,858     (12)%
Segment EBIT                                                      $82       $162     (49)%
Margins                                                          5.0%       8.7%
Amortization of Goodwill and Contract Intangibles                 $14        $14

Aeronautical Systems
--------------------
Net Sales                                                      $1,036     $1,420     (27)%
Segment EBIT                                                      $79       $164     (52)%
Margins                                                          7.6%      11.5%
Amortization of Goodwill and Contract Intangibles                 $20        $20

Technology Services
-------------------
Net Sales                                                        $464       $448       4 %
Segment EBIT                                                      $26        $32     (19)%
Margins                                                          5.6%       7.1%
Amortization of Goodwill and Contract Intangibles                  $4         $4

Corporate and Other*
--------------------
Net Sales                                                        $319       $198      61 %
Segment EBIT                                                     ($32)       $88     N/M
Margins                                                           N/M        N/M
Amortization of Goodwill and Contract Intangibles                  $8         $1



* 2000 and 1999 results include the operations of commercial information technology and state and local government services lines of business as well as the operations of LM Global Telecommunications, Inc. 1999 results include the operations of LM Hanford Company, Real3D, Inc., and the Communications Industry Services business which were divested during 1999.

LOCKHEED MARTIN CORPORATION
Segment Results Excluding Nonrecurring and Unusual Items
(In millions, except for percentages)

                                                                   QUARTER ENDED MARCH 31,
                                                               -----------------------------
                                                                 2000       1999    % Change
                                                               -------    --------  --------
Systems Integration
-------------------
Net Sales                                                      $2,099     $2,264       (7)%
Segment EBIT                                                     $171       $170        1 %
Margins                                                          8.1%       7.5%
Amortization of Goodwill and Contract Intangibles                 $68        $69

Space Systems
-------------
Net Sales                                                      $1,644     $1,858      (12)%
Segment EBIT                                                      $65       $162      (60)%
Margins                                                          4.0%       8.7%
Amortization of Goodwill and Contract Intangibles                 $14        $14

Aeronautical Systems
--------------------
Net Sales                                                      $1,036     $1,420      (27)%
Segment EBIT                                                      $79       $164      (52)%
Margins                                                          7.6%      11.5%
Amortization of Goodwill and Contract Intangibles                 $20        $20

Technology Services
-------------------
Net Sales                                                        $464       $448        4 %
Segment EBIT                                                      $32        $32        - %
Margins                                                          6.9%       7.1%
Amortization of Goodwill and Contract Intangibles                  $4         $4

Corporate and Other*
--------------------
Net Sales                                                        $319       $198       61 %
Segment EBIT                                                     ($31)      ($26)     N/M
Margins                                                           N/M        N/M
Amortization of Goodwill and Contract Intangibles                  $8         $1


* 2000 and 1999 results include the operations of commercial information technology and state and local government services lines of business as well as the operations of LM Global Telecommunications, Inc. 1999 results include the operations of LM Hanford Company, Real3D, Inc., and the Communications Industry Services business which were divested during 1999.

LOCKHEED MARTIN CORPORATION
Reconciliation of Pro Forma Net Earnings*
(In millions, except for per share amounts and percentages)


                                                            QUARTER ENDED MARCH 31,
                                                            ------------------------
                                                              2000            1999
                                                            --------        --------
Net Earnings - As Reported                                       $54          ($87)
After Tax Gain on L3 Disposition                                   -          ($74)
After Tax Gain on Sale of Surplus Real Estate                   ($10)            -
After Tax Net Loss on Divestitures and Other                      $4             -
Cumulative Effect of Change in Accounting                          -          $355
                                                            --------        --------
Pro Forma Net Earnings                                           $48          $194

Pro Forma Effective Tax Rate                                     47%           38%

Diluted Earnings Per Share - As Reported                       $0.14        ($0.23)
After Tax Gain on L3 Disposition                                   -        ($0.19)
After Tax Gain on Sale of Surplus Real Estate                 ($0.03)            -
After Tax Net Loss on Divestitures and Other                   $0.01             -
Cumulative Effect of Change in Accounting                          -         $0.93
                                                            --------        --------
Pro Forma Diluted Earnings Per Share                           $0.12         $0.51



*  Excludes nonrecurring and unusual items.

LOCKHEED MARTIN CORPORATION
Other Financial Information
(In millions, except for per share amounts and percentages)


                                                                QUARTER ENDED MARCH 31,
                                                            ------------------------------
                                                                2000              1999
                                                            -----------       ------------
EBIT to Sales Margin                                               5.9%           10.0%
Amortization of Goodwill and Contract Intangibles
  Resulting from Prior Acquisitions                                $114            $108
Depreciation and Amortization                                      $125            $122
EBITDA                                                             $565            $846

                                                              MARCH 31,       DECEMBER 31,
                                                                2000*             1999
                                                            ------------      ------------
Total Backlog                                                   $46,622         $45,913
-------------
  Systems Integration                                           $14,440         $14,173
  Space Systems                                                 $14,926         $15,796
  Aeronautical Systems                                          $10,084          $9,003
  Technology Services                                            $4,612          $4,399
  Corporate and Other                                            $2,560          $2,542

Total Debt                                                      $11,704         $11,954
----------
  Long-term (including current maturities)                      $11,463         $11,479
  Short-term                                                       $241            $475

Cash and Cash Equivalents                                          $533            $455

Stockholders' Equity                                             $6,475          $6,361

Total Debt-to-Capital                                               64%             65%

Total Debt-to-Capital (net of invested cash)                        63%             64%


*  Preliminary and Unaudited

LOCKHEED MARTIN CORPORATION
Operating Data


                   QUARTER ENDED MARCH 31,
                   ------------------------
                     2000           1999
                   ---------     ----------
Deliveries
----------
F-16                   14            28
C-130J                  3             7

Launches
--------
Atlas                   2             1
Proton                  1             2
Athena                  -             1
Titan II                -             -
Titan IV                -             -


LOCKHEED MARTIN CORPORATION
Consolidated Condensed Balance Sheet
Preliminary and Unaudited
(In millions)


                                                   MARCH 31,      DECEMBER 31,
                                                     2000            1999
                                                  -----------     -----------
Assets

Cash and cash equivalents                              $ 533           $ 455
Accounts Receivable                                    4,332           4,348
Inventories                                            3,782           4,051
Other current assets                                   1,812           1,842
                                                  -----------     -----------

   Total current assets                               10,459          10,696

Property, plant and equipment                          3,586           3,634
Goodwill and other intangible assets                  10,315          10,421
Other noncurrent assets                                5,243           5,261
                                                  -----------      ----------
   Total assets                                     $ 29,603        $ 30,012
                                                  ===========      ==========

Liabilities and Stockholders' Equity

Short-term borrowings                                  $ 241           $ 475
Other accrued expenses                                 8,004           8,285
Current portion of long-term debt                         52              52
                                                  -----------      ----------

   Total current liabilities                           8,297           8,812

Long-term debt                                        11,411          11,427
Post-retirement and other noncurrent liabilities       3,420           3,412
Stockholders' equity                                   6,475           6,361
                                                  -----------      ----------

   Total liabilities and stockholders' equity       $ 29,603        $ 30,012
                                                  ===========      ==========


LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Cash Flows
Preliminary and Unaudited
(In millions)

                                                                 QUARTER ENDED MARCH 31,
                                                                 -----------------------
                                                                  2000             1999
                                                                  -----            -----
Operating Activities
Earnings before cumulative effect of change in accounting          $ 54            $ 268
Adjustments to reconcile earnings to net cash
 provided by operating activities:
  Depreciation and amortization                                     239              230
  Changes in operating assets and liabilities                       189             (651)
                                                                  -----            -----

   Net cash provided by (used for) operating activities             482             (153)

Investing Activities
Expenditures for property, plant & equipment                        (84)            (131)
Sale of shares in L-3 Communications                                  -              182
Other                                                               (30)               -
                                                                  -----            -----

   Net cash (used for) provided by investing activities            (114)              51

Financing Activities
Net repayments of debt                                             (247)             (61)
Common stock dividends                                              (44)             (87)
Other                                                                 1                8
                                                                  -----            -----

   Net cash used for financing activities                          (290)            (140)


Net increase (decrease) in cash and cash equivalents                 78             (242)
Cash and cash equivalents at beginning of period                    455              285
                                                                  -----            -----

Cash and cash equivalents at end of period                        $ 533             $ 43
                                                                  =====            =====
